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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                     ******


     Tritel Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That by unanimous written consent, the Board of Directors and the sole shareholder of Tritel Holding Corp., duly adopted resolutions setting forth an amendment to the Certificate of Incorporation of said corporation, with the Board of Directors declaring said amendment to be advisable and recommending said amendment to the sole shareholder of said corporation. The resolution setting forth the amendment is as follows:

     NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of Tritel Holding Corp. be amended by changing the first Article thereof so that, as amended, said Article shall be and read as follows:

     The name of the corporation is: Tritel PCS, Inc.

     SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Tritel Holding Corp. has caused this certificate to be signed by James H. Neeld, its Secretary, this Sixteenth day of April, 1999.


                                            Tritel Holding Corp.


                                            By
                                               --------------------------------
                                                 James E. Neeld, IV, Secretary